Exhibit 99.1

Vantage Drilling Responds to News Reports Regarding Petrobras

HOUSTON, TX—(Marketwired)—July 2, 2015—Vantage Drilling Company (“Vantage or the “Company”) (NYSE MKT: VTG) has challenged reports alleging that the arrest of a former Petrobras International Director was tied in some way to the Company’s contract with Petrobras for the Titanium Explorer. “Several hundred contracts were signed by this former Director, which in Vantage’s case, was after the parent board of Petrobras had approved the contract,” said Paul Bragg, Chairman and CEO of Vantage. Vantage is fully performing under the contract and has found no evidence that would substantiate any allegation of improper activity by Vantage in connection with the award of the contract.

Paul Bragg additionally commented “Vantage has always been committed to conducting itself in accordance with the highest standards of business ethics. We do not believe that any inappropriate act was committed by any personnel associated with Vantage. Although we are disappointed that recent news reports have suggested that a former Petrobras International Director was arrested on the suspicion of some form of wrongdoing associated with Vantage, as well as with other companies contracted to Petrobras, we are confident that any suggestion is without merit as it relates to Vantage.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700